EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT is made and entered into as of February 21, 2006 (the “Commencement Date”), by and between R.H. Donnelley Corporation, a Delaware corporation (the “COMPANY”), and George A. Burnett (“EXECUTIVE”).
WITNESSETH:
     WHEREAS, the Company entered into an Agreement and Plan of Merger as of October 3, 2005 by and among Dex Media, Inc. (“DEX”), the Company and Forward Acquisition Corp., a wholly-owned subsidiary of the Company (“MERGER SUB”) (the “MERGER AGREEMENT”), pursuant to which Dex merged into Merger Sub (the “MERGER”) on January 31, 2006 (the “EFFECTIVE TIME”);
     WHEREAS, the Board of Directors of the Company appointed Executive as Chairman of the Board of Directors of the Company (the “BOARD”), effective as of the Effective Time;
     WHEREAS, at the Effective Time, the Company assumed all of the rights and obligations under the Amended and Restated Employment Agreement by and between Executive and Dex dated July 15, 2004, as amended by the Letter Agreement dated October 2, 2005 between Executive and Dex (the “OCTOBER LETTER AGREEMENT”) and as further amended by the Letter Agreement dated December 19, 2005 between Executive and Dex (the “DECEMBER LETTER AGREEMENT” and, collectively with the October Letter Agreement and the December Letter Agreement, the “PRIOR EMPLOYMENT AGREEMENT”) and all Option Agreements entered into prior to October 2, 2005 by and between Executive and Dex, including, those certain Option Agreements dated November 8, 2002, September 9, 2003 and November 11, 2003 (the “OPTION AGREEMENTS”);
     WHEREAS, Executive desires to continue to be employed by the Company, and the Company desires to continue to employ Executive upon the terms and conditions hereinafter set forth in this agreement (this “AGREEMENT”); and
     WHEREAS, on and after the Commencement Date, this Agreement will supercede and replace the Prior Employment Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the validity and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company for a period commencing on the Commencement Date and ending on the second anniversary of the Effective Time (the “EMPLOYMENT TERM”). Executive acknowledges that his employment is “at will”, and that his employment may be terminated during the Employment Term by the Company for any reason or for no reason, subject to the provisions of this Agreement. At the end of the Employment Term, to the extent Executive’s employment has not otherwise terminated and the

Company desires to continue to employ Executive, the Company and Executive shall discuss the terms of such continued employment.
2. Position. (a) Subject to the provisions of Section 7 of this Agreement, during the Employment Term Executive shall serve as the Chairman of the Board (the “CHAIRMAN”) and as an officer of the Company; provided, however, that unless otherwise expressly provided by the Board, Executive shall have no responsibility for, dealings with or authority with respect to, the day-to-day operations of the Company. In such position, Executive shall have, in addition to his duties as Chairman, as provided in Article II, Section 6 of the Company’s Second Amended and Restated Bylaws (the “BYLAWS”), such additional duties and responsibilities as shall be determined from time to time by the Chief Executive Officer of the Company or the Board.
(b) During the Employment Term, Executive agrees to use his best efforts in the performance of his duties and responsibilities. Executive further agrees that seventy-five percent (75%) of his business time (measured on a monthly basis) will be available in order for him to carry out the performance of his duties and responsibilities hereunder, and he will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of his duties and responsibilities hereunder either directly or indirectly, without the prior written consent of the Board. Nothing herein shall be deemed to preclude Executive from serving on business, civic or charitable boards or committees, so long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.
3. Base Salary. During the Employment Term, the Company shall pay Executive an annual base salary (the “BASE SALARY”) at the initial annual rate of $489,250 payable in equal bi-monthly installments or otherwise in accordance with the payroll and personnel practices of the Company in effect from time to time. Executive’s Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the “COMMITTEE”) for possible increase (but not decrease) in the sole discretion of the Board or the Committee, as the case may be.
4. Bonus and Option Agreements.
(a) Bonus. With respect to each fiscal year, all or part of which is contained in the Employment Term, Executive shall be eligible to participate in the Company’s Annual Incentive Award Program under the 2005 Stock Award and Incentive Plan or any successor program or plan thereto or thereunder, with a target bonus opportunity of 75% of Base Salary and a maximum bonus opportunity as a percentage of Executive’s Base Salary that is the same maximum bonus opportunity percentage to which the Company’s Chief Executive Officer is entitled (the “BONUS”).
(b) Option Agreements. Each Option outstanding under the Option Agreements immediately prior to the Effective Time was converted into a fully vested stock option of the Company, and such Option shall expire on the first to occur of: (i) the tenth anniversary of the date of grant of the Option, (ii) the first anniversary of Executive’s termination of employment due to Executive’s death or Disability or (iii) the 15th day of the third month following the date at which, or December 31st of the calendar year in which, the Option would otherwise have expired if the Option had not been extended, based on the terms of the Option at the date of grant.
5. Employee Benefits. During the Employment Term, Executive shall be eligible for employee benefits (including perquisites, fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) made available generally to senior executives of the Company, on terms and conditions no less favorable than those offered to other senior executives of the Company.
(a) Vacation. Executive shall be entitled to seven (7) weeks of vacation per 12-month period. The duration of such vacations and the time or times when they shall be taken will be determined by Executive in consultation with the Company.
(b) Office Space and Administrative Support.
(i) Prior to the Effective Time, Executive and his current administrative assistant (the “Assistant”) occupied approximately 1,242 square feet of office and conference space assigned by Dex (the “Office Space”) at 198 Inverness Drive West, Englewood, CO 80112 (the “Dex Offices”). Subject to the provisions of Section 7 of this Agreement, during the Employment Term, Executive and his Assistant will continue to occupy reasonably equivalent Office Space in the Dex Offices as the case immediately prior to the Effective Time; provided, however, that in the event the Company determines to relocate the Dex Offices, the Company agrees to provide reasonably equivalent accommodations (“Equivalent Office Space”) for Executive and his Assistant in such relocated space at a location in the Denver area that is within a 30-mile radius of the Dex Offices as of the Commencement Date; provided, further, that in the event that the Company determines not to continue to lease the Dex Offices (or any relocation thereof), the Company agrees to provide Equivalent Office Space for Executive and his Assistant at a location in the Denver area that is within a 10-mile radius of the Dex Offices as of the Commencement Date. Executive will be entitled to have the use of any such Office Space only so long as Executive remains an employee of the Company under the terms and conditions of this Agreement, and the use of such Office Space will not constitute severance or a continued benefit for purposes of Section 7 hereof.
(ii) Subject to the provisions of Section 7 of this Agreement, during the Employment Term, the Company will continue to employ Executive’s Assistant, in accordance with the Company’s standard personnel practices and policies, at her current compensation (subject to annual review, in accordance with the Company’s policies). In the event of termination of the Assistant’s employment by the Company, Executive shall have an opportunity to be heard prior to the Assistant’s termination; provided, however, that any decision to terminate the Assistant’s employment shall be made in the sole discretion of the Company. Executive shall be permitted to hire or appoint the Assistant’s replacement who, subject to the provisions of Section 5(b)(i) and this Section 5(b)(ii), will be permitted to occupy the Office Space of the Assistant; and provided, further, that Executive will be entitled to have the Company employ his Assistant only so long as Executive remains an employee of the Company under the terms and conditions of this Agreement, and the provision of the services of the Assistant will not constitute severance or a continued benefit for purposes of Section 7 hereof.

6. Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies in effect from time to time. Subject to the provisions of Section 7, with respect to each 12-month period during the Employment Term, Executive will have access to 25 hours of business travel via corporate jet (the “CORPORATE TRAVEL SERVICES”), in accordance with the Company’s corporate jet policies and guidelines; provided, however, that with respect to the 12-month period commencing on the Commencement Date and ending on the first anniversary of such date, the Company provides that Executive will first utilize the remaining hours of corporate jet travel in effect for Dex immediately prior to the Effective Time; and provided, further, that the Company may permit Executive to utilize the Corporate Travel Services for personal use, as it determines in its sole discretion, in accordance with the Company’s policies, practices and guidelines. Executive only will be entitled to such Corporate Travel Services so long as he remains an employee of the Company under the terms and conditions of this Agreement; and provided, further, that such Corporate Travel Services will not constitute severance or a continued benefit for purposes of Section 7 hereof.
7. Termination of Employment. Each of Executive and the Company may terminate the employment of Executive hereunder at any time in accordance with this Section 7. Executive’s entitlements hereunder in the event of any such termination shall be as set forth in this Section 7. With respect to any termination of employment (voluntary or otherwise), any and all (i) accrued but unused vacation and (ii) earned but unpaid bonus (with respect to any full performance period) will be paid at the same time as other payments provided for herein. Except as otherwise provided herein, this Agreement will terminate as of the Date of Termination.
(a) For Cause by the Company. If Executive’s employment is terminated by the Company for Cause (as defined in Section 8(a) herein), he shall be entitled to receive his Base Salary through the Date of Termination (as defined in Section 7(e)(ii) herein) and shall be entitled to the benefits specified in Section 7(c)(iii). All other benefits due Executive following Executive’s termination of employment pursuant to this Section 7(a) shall be determined in accordance with the then-existing plans, policies and practices of the Company.
(b) Death or Disability. Executive’s employment hereunder shall terminate upon his death and may be terminated by the Company upon his Disability (as defined in Section 8(b) herein) during the Employment Term. Upon termination of Executive’s employment hereunder upon Executive’s Disability or death, Executive or his estate (as the case may be) shall be entitled to receive Base Salary through the Date of Termination, plus a pro-rata portion of Executive’s target Bonus, based on the number of whole or partial months from the beginning of the bonus period to the Date of Termination. Upon termination of Executive’s employment hereunder upon Executive’s Disability, Executive shall be entitled to the payments and benefits specified in Section 7(c)(ii) and 7(c)(iii). Upon termination of Executive’s employment hereunder upon Executive’s death, Executive’s estate shall be entitled to the payments specified in Section 7(c)(ii).
(c) Termination Without Cause. If, during the Employment Term or prior to the fourth anniversary of the Effective Time (to the extent Executive is an employee of the

Company), Executive’s employment is terminated by the Company without Cause, Executive shall be entitled to the following:
(i) Base Salary through the Date of Termination at the rate in effect at the time of Notice of Termination, as defined in Section 7(e)(i) herein, is given, plus a pro rata (number of days employed during calendar year divided by 360) portion of Executive’s target Bonus, plus all other amounts to which Executive is then entitled under any then-existing compensation or benefit plan of the Company.
(ii) In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay, subject to the provisions of Section 7(f), not later than the fifth business day following the Date of Termination (subject to the provisions of Section 17), a severance payment (the “SEVERANCE PAYMENT”) equal to one and one-half times the sum of (A) Base Salary at the rate in effect on the date Notice of Termination is given, plus (B) target Bonus at the rate in effect on the date Notice of Termination is given, paid in lump sum without reduction for time value of money.
(iii) Continued eligibility to participate in all health and welfare benefit plans of the Company for which Executive was eligible immediately prior to the time of the Notice of Termination, or comparable coverage, through the third anniversary of the Date of Termination, or, if sooner, until comparable health coverage is available to Executive in connection with subsequent employment or self-employment. Executive shall pay the full premium cost for the coverage for which Executive shall continue to be eligible under this Section 7(c)(iii). Following the expiration of such three-year period, Executive shall be eligible for COBRA continuation coverage under the Company’s group health plan in accordance with the then-existing plans, policies and practices of the Company.
(d) Voluntary Termination of Employment. If during the Employment Term, Executive terminates his employment as an officer of the Company under circumstances other than those specified elsewhere in this Section 7, Executive only shall be entitled to the payments and benefits specified in Section 7(a) and Section 7(c).
(e) Notice and Date of Termination. (i) Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 16(i) hereof. For purposes of this Agreement, a “NOTICE OF TERMINATION” shall mean a notice which shall indicate (by reference to specific Section and sub-section numbers and letters, for example, Section 7(c)) the specific termination provision in this Agreement relied upon. In the event of termination of Executive’s employment by the Company for Cause, the Company shall set forth in reasonable detail in the Notice of Termination the facts and circumstances claimed to provide a basis for termination of employment.
(ii) “DATE OF TERMINATION” shall mean (A) if employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), (B) if employment is terminated by reason of death, the date of death, and (C) if employment is terminated for any other reason, the date specified in the Notice of

Termination, which shall not be less than ten (10) days after the date such Notice of Termination is given.
(iii) Any provision of this Agreement to the contrary notwithstanding (other than Executive’s voluntary termination of employment as specified in Section 7(d)), during the two-year period commencing as of the Commencement Date and ending on the second anniversary thereof, the Company shall not give a Notice of Termination to Executive unless such Notice of Termination is first approved by the affirmative vote of not less than seventy-five percent (75%) of the members of the entire Board cast at a meeting specifically called for the purpose of acting upon a proposal to approve such Notice of Termination.
(f) Any provision of this Agreement to the contrary notwithstanding, Executive shall be obligated to execute a general release of claims in favor of the Company with all periods for revocation expired, substantially in the form attached hereto as Exhibit A, as a condition to receiving benefits and payments under this Section 7.
(g) Notwithstanding anything to the contrary set forth herein, the following provisions of this Agreement shall survive any termination of Executive’s employment hereunder and/or termination of this Agreement: Sections 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17.
8. Definitions. (a) “CAUSE” shall mean (i) Executive’s willful and continued failure substantially to perform the duties and responsibilities of his position, as provided in Section 2 herein, (ii) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably (and, in the case of other malfeasance, materially) injurious to the financial condition or business reputation of the Company or any of its affiliates, or (iii) Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business which materially impairs the value of Executive’s services to the Company or any of its subsidiaries. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.
(b) “DISABILITY” shall mean the Executive’s inability, as a result of physical or mental incapacity, to perform the duties of his position for a period of six (6) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third, and the third physician acting alone shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.
9. Certain Payments. (a) If any payment or benefits received or to be received by Executive in connection with or contingent on a change in ownership or control, within the meaning defined in Section 280G of the Internal Revenue Code (the “CODE”) (or any successor provision thereto), whether or not in connection with Executive’s termination of employment, and whether or not pursuant to this Agreement (such payments or benefits, excluding the Gross-Up Payment, as hereinafter defined, shall hereinafter be referred to as the “TOTAL PAYMENTS”) will be subject to an excise tax as provided for in Section 4999 of the Code (the “EXCISE TAX”), the Company shall pay to Executive an additional amount no later than the due date for Executive’s tax return with respect to such Excise Tax (the “GROSS-UP PAYMENT”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that if the Total Payments are less than 360% of the Executive’s Base Amount, as defined in Section 280G(b)(3) of the Code, the Executive shall not be entitled to the Gross-Up Payment, and the Total Payments shall be reduced as provided for in Section 9(d) below.
(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“TAX COUNSEL”) reasonably acceptable to Executive and selected by the accounting firm acting as the “Auditor”, as defined below, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence or, if higher, in the state and locality of Executive’s principal place of employment, on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 9), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up

Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
(d) If the Total Payments would constitute an “excess parachute payment”, but are less than 360% of the Base Amount, such payments shall be reduced to the largest amount that may be paid to the Executive without the imposition of the Excise Tax or the disallowance as deductions to the Company under Section 280G of the Code of any such payments. Unless Executive shall have given prior written notice to the Company specifying a different order, the Company shall reduce or eliminate the payments or benefits by first reducing or eliminating the portion of the payments or benefits that are not payable in cash and then by reducing or eliminating cash payments, in each case, in reverse chronological order, starting with payments or benefits that are to be paid farthest in time from the applicable determination of the Auditor (as defined below). Any written notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any plan, agreement or arrangement governing Executive’s entitlement and rights to such payments or benefits.
(e) All determinations under this Section 9 shall be made by a nationally recognized accounting firm selected by Executive (the “AUDITOR”), and the Company shall pay all costs and expenses of the Auditor. The Company shall cooperate in good faith in making such determinations and in providing the necessary information for this purpose.
10. Indemnification. The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the Commencement Date, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. Executive’s rights under this Section 10 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended. Executive will be entitled to indemnification and other rights, as provided pursuant to

Section 6.7 of the Merger Agreement with respect to Executive’s employment by Dex prior to the Commencement Date.
11. Non-Competition; Non-Solicitation.
(a) Executive shall not, at any time during the Employment Term or during the 12-month period following the Date of Termination (the “RESTRICTED PERIOD”):
(i) directly or indirectly engage in, have any equity interest in, or manage or operate (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) any of the following entities, or any subsidiary thereof, or any successor thereto (the “COMPETITIVE ENTITIES”):
(A) Verizon Information Services, a division of Verizon Communications, Inc.;
(B) BellSouth Advertising & Publishing Corporation (including L.M. Berry);
(C) Southwestern Bell Yellow Pages, a division of SBC Communications Inc.;
(D) Alltel Publishing, a division of Alltel Corporation;
(E) the Company (including Sprint Publishing & Advertising);
(F) TransWestern Publishing Company LLC;
(G) Yell Group PLC;
(H) Yellow Pages Group Company;
(I) White Directory Publishers, Inc.;
(J) YellowPages.com, SuperPages.com, Yellowbook.com, Infospace or Switchboard.com; and
(K) any on-line local commercial search company then or formerly affiliated with any of the following entities: Yahoo, Google, Microsoft, AOL/Time Warner or Interactive Corp. wherein Executive’s primary duties and responsibilities involve directly engaging in, directly managing or directly operating any such local commercial search company;
     provided, however, that in the case of subsections (A) through (K) above, Executive shall be permitted to acquire a passive stock or equity interest in such entity provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such entity; and provided, further, that in the case of subsections (A) through (J) above, notwithstanding the foregoing, at no time during the Restricted Period may Executive directly or indirectly engage in, have an equity interest in, or manage or operate (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) any parent entity or other Affiliate of any of the Competitive Entities to the extent that such parent, entity or other Affiliate engages in (or Executive’s services therefor relate to) telephone directory publishing, marketing or advertising (or any other business directly engaged in by the Company during the Restricted Period);
(ii) directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any individual who is (or, at any time during the previous two years, was) an employee of the Company (other than an individual who was within the previous two years Executive’s Assistant), or solicit any of the Company’s then employees to terminate employment with the Company;
(iii) directly or indirectly, on his own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company; or
(iv) directly or indirectly, on his own behalf or on behalf of any other person, entity or group, direct, instruct, advise or otherwise consult with any person or entity who is, is actively considering or seeking to acquire or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 15% or more of the capital stock or other equity interest of any of the Competitive Entities or in the stock or other equity interest of any parent entity or other Affiliate of such Competitive Entity, to the extent that such Competitive Entity, parent entity or other Affiliate engages in (or Executive’s services therefor relate to) telephone directory publishing, marketing or advertising (or any other business directly engaged in by the Company during the Restricted Period).
(b) In the event the terms of this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(c) As used in this Section 11, the term “COMPANY” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.
(d) The provisions contained in Section 11(a) may be altered and/or waived with the prior written consent of the Board.
(e) As used in this Section 11, the term “AFFILIATE” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(f) As applicable to this Section 11, the term “PERSON” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
12. Confidentiality; Nondisparagement. (a) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets or other confidential or proprietary information or data relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, employees, organizational structure or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks, rolodexes and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
(b) Executive will not knowingly disparage the reputation of the Company in a manner that causes or is reasonably likely to cause material harm to its business; provided, however, that Executive may (i) express his own opinions about the Company to other senior executives of the Company or to the Board and (ii) comply with applicable legal process without being deemed to have violated this provision.
13. Material Inducement; Specific Performance. Executive acknowledges and agrees that the covenants entered into by Executive in Sections 11 and 12(a) are essential elements of the parties’ agreement as expressed herein, are a material inducement for the Company to enter into this Agreement and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 11 or Section 12(a) would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
14. Litigation Support. Executive agrees that he will assist and cooperate with the Company, at the Company’s sole cost and expense and, in the case of post-termination, in a manner so as to not unreasonably interfere with any other employment obligations of Executive, in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section, at the Company’s sole cost and expense and, in the case of post-termination, in a manner so as to not unreasonably interfere with any other employment obligations of Executive. If Executive determines in good faith that separate counsel is necessary in connection with his compliance with this Section 14, then the Company shall pay all reasonable fees and expenses of such counsel retained by Executive in connection herewith. Following Executive’s termination of employment, this covenant shall expire and be of no further force or effect upon the later to occur of (a) one year following such termination of employment and (b) in the event of termination of employment under Section 7(c), the maximum number of years following such termination specified in the applicable sub-section during which Executive is eligible to continue to participate in the Company’s benefit plans.
15. Legal Fees. The Company will pay or reimburse Executive, as incurred, all legal fees and costs incurred by Executive in enforcing his rights under the Agreement, if Executive’s position substantially prevails.
16. Miscellaneous. (a) Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws and provisions thereof, except to the extent superceded by applicable federal law.
(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supercedes any and all prior and/or contemporaneous agreements, either oral or written, between the parties hereto, with respect to the subject matter hereof. The Prior Employment Agreement is terminated as of the Commencement Date. Executive agrees that such termination will not entitle him or create any right to receive any payments or benefits under the Prior Employment Agreement, including without limitation, Paragraph 1 of the October Letter Agreement and, except as expressly herein provided, hereby waives any and all rights to payments and benefits under all prior agreements. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and in the incentive compensation and other employee benefit plans and arrangements of the Company referenced herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive except as set forth in Section 16(h); provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.
(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such employment, if obtained, or compensation or benefits payable in connection therewith, shall reduce any amounts or benefits to which Executive is entitled hereunder except as provided for in Section 7(c).
(g) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement (other than as specified under Section 13 with respect to Sections 11 and 12(a) hereof) or the employment of Executive by the Company shall be submitted to arbitration in New York, New York under the auspices of the American Arbitration Association.
(h) Successors; Binding Agreement.
(i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(ii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive.
(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Executive at the address appearing from time to time in the personnel records of the Company and to the Company at the address of its corporate headquarters, directed to the attention of the Board with a copy to the Secretary of the Company, or in either case to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
17. Compliance with Section 409A of the Code.
(a) This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “GUIDANCE”). Any provision of this Agreement that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).
(b) Notwithstanding anything in this Agreement to the contrary, to the extent, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to Executive pursuant to Section 7 is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (“409A TAXES”) if provided at the time otherwise required under Section 7, payment of the Severance Payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “PAYMENT DELAY PERIOD”).
(i) The Severance Payments that are subject to the Payment Delay Period shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the short-term Applicable Federal Rate published by the Internal Revenue Service that is applicable during the Payment Delay Period, as compounded semi-annually.
(ii) For the avoidance of doubt, in the event that upon the advice of its counsel, the Company determines that the Severance Payments shall not be subject to a Payment Delay Period, then the full amount of the Severance Payments will be paid to Executive in a lump sum on or prior to the 30th day following the Executive’s Date of Termination.
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       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ George A. Burnett

George A. Burnett

R.H. DONNELLEY CORPORATION

By:	/s/ Robert J. Bush

	Name:	Robert J. Bush

	Title:	SVP & General Counsel